Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of SunTrust Banks, Inc. of our report dated February 28, 2008 relating to our audit of the consolidated financial statements and our report dated February 28, 2008 relating to our audit of internal control over financial reporting, which appears in the Annual Report on Form 10-K of GB&T Bancshares, Inc. for the year ended December 31, 2007.
We also consent to the reference to our Firm under the caption “Experts” in the Proxy Statement/Prospectus which is part of this Registration Statement.

/s/ MAULDIN & JENKINS, LLC
MAULDIN & JENKINS, LLC

Atlanta, Georgia
March 10, 2008